Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-113968-1) and related Prospectus of Cullen/Frost Bankers, Inc. and Cullen/Frost Capital Trust II for the registration and exchange of $120,000,000 of Floating Rate Capital Securities, Series A of Cullen/Frost Capital Trust II and to the incorporation by reference therein of our report dated January 27, 2004, except for Note 24, as to which the date is February 13, 2004, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 7, 2004